Exhibit 99.1




   Kerr-McGee Signs Agreement in Principle to Sell Forest Products Operations

        OKLAHOMA CITY (March 5, 1998) -- Kerr-McGee Chemical LLC has signed an agreement in principle with Castle Harlan, Inc., a New York-based private merchant bank, to sell its forest products operations. The agreement in principle covers marketing and operations at the company's six crosstie-treating plants. The company's forest products division currently operates plants at Columbus, Miss.; The Dalles, Ore.; Indianapolis, Ind.; Madison, Ill.; Springfield, Mo.; and Texarkana, Texas.
        "This transaction is another step in the company's strategy to focus on its growing worldwide oil and gas exploration and production and titanium dioxide pigment operations," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "The dedicated efforts of the employees have built the forest products division into a leader in the crosstie industry. However, we believe that the full potential of these operations can best be realized apart from the existing corporate structure."
        Kerr-McGee Chemical is wholly owned by Kerr-McGee Corp. (NYSE: KMG), an energy and chemical company with worldwide operations and $3.1 billion in assets.

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CONTACT:         Rick Buterbaugh
                 (405) 270-3561